Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-170305, 333-137275, 333-137276, 333-111530, 333-48650, 333-04869, 333-04871, 333-18331 and 333-50012) of Tupperware Brands Corporation of our report dated February 22, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment information described in Note 16 as to which the date is May 24, 2011 and the guarantor disclosure described in Note 19 as to which the date is November 1, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Tupperware Brands Corporation dated November 1, 2011.

/s/PricewaterhouseCoopers LLP
Orlando, Florida
November 1, 2011